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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Amendment No. 4 to Registration Statement No. 333-126280 of our report dated March 14, 2006, relating to the financial statements and financial statement schedules of Sealy Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment") appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the headings "Selected Historical Financial Data" and "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina
March 14, 2006

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  Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM